Exhibit 99.1

Papa John’s Announces Third Quarter 2018 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 6, 2018--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 30, 2018.

Highlights

  Loss per diluted share of ($0.41) and adjusted earnings per diluted share of $0.20 in the third quarter of 2018, excluding the impact of Special items; adjusted earnings per diluted share down 66.7% from the third quarter 2017 of $0.60
  System-wide North America comparable sales decrease of 9.8%
  International comparable sales decrease of 3.3%; total international sales increase of 10.0%, driven by unit growth
  Company completed the refranchising of 31 company-owned restaurants in Minnesota during the third quarter
  Cash flow from operations of $98.8 million; free cash flow of $68.2 million for the first nine months of 2018
  2018 EPS outlook narrowed to a range of $1.30 to $1.60

Steve Ritchie, President and CEO of Papa John’s said, “During the quarter, we took important actions resulting in improved consumer sentiment and North America comp sales that were slightly ahead of expectations. While the operating environment remains challenging, these early indicators combined with our strong cash flow give us confidence in the consumer initiatives underway across the Company.”

Operating Highlights

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Sept 30, 2018	Sept 24, 2017	Increase / (Decrease) %	Sept 30, 2018	Sept 24, 2017	Increase / (Decrease) %

Total revenue	$364,007	$431,709	(15.7%)	$1,199,335	$1,315,753	(8.8%)
(Loss)/ Income before income taxes	(19,953)	30,949	(164.5%)	22,114	108,278	(79.6%)
Net (loss)/ income	(13,033)	21,817	(159.7%)	15,495	73,783	(79.0%)
Diluted (loss)/ earnings per share	$(0.41)	$0.60	(168.3%)	$0.47	$2.02	(76.7%)
Adjusted diluted earnings per share	$0.20	$0.60	(66.7%)	$1.18	$2.02	(41.6%)

All operating highlights are compared to the same period of the prior year, unless otherwise noted.

Adjusted financial results excluding Special items, which impact comparability, are summarized in the following reconciliation. The table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures. All highlights are compared to the same period of the prior year, unless otherwise noted.

	Three Months Ended		Nine Months Ended
	Sept 30,	Sept 24,	Sept 30,	Sept 24,
(In thousands, except per share amounts)	2018	2017	2018	2017

GAAP (Loss)/Income before income taxes	$(19,953)	$30,949	$22,114	$108,278
Special items:
Special charges (1)	24,833	-	24,833	-
Refranchising losses, net (2)	-	-	1,918	-
Adjusted income before income taxes	$4,880	$30,949	$48,865	$108,278

GAAP (Loss)/Net income	$(13,033)	$21,817	$15,495	$73,783
Special items:
Special charges (3)	19,270	-	19,270	-
Refranchising losses, net (3)	-	-	1,488	-
Tax impact of China refranchising	-	-	2,435	-
Adjusted net income	$6,237	$21,817	$38,688	$73,783

GAAP Diluted (Loss)/ Earnings per share	$(0.41)	$0.60	$0.47	$2.02
Special items:
Special charges	0.61	-	0.59	-
Refranchising losses, net	-	-	0.05	-
Tax impact of China refranchising	-	-	0.07	-
Adjusted diluted earnings per share	$0.20	$0.60	$1.18	$2.02

(1) 'Special charges' is defined as the costs and expenses in response to recent events including: (i) re-imaging costs at nearly all domestic restaurants and costs to replace or write-off certain branded assets of approximately $3.6 million, (ii) financial assistance to domestic franchisees, such as short-term royalty reductions, in an effort to mitigate closings of approximately $9.9 million, and (iii) costs associated with a third-party audit of the culture at Papa John's commissioned by the Special Committee of the Board of Directors as well as costs associated with implementing new policies and procedures to address any findings as a result of the audit, and additional legal and advisory costs, including costs associated with the activities of the Special Committee totaling approximately $11.3 million.

(2) The refranchising losses of $1.9 million before tax and $1.5 million net of tax for the nine months ended September 30, 2018 are primarily due to the China refranchise of the 34 company-owned restaurants and the quality control center in China that occurred during the second quarter of 2018. We also had $2.4 million of additional tax expense associated with the China refranchise. This additional tax expense is primarily attributable to the required recapture of operating losses previously taken by Papa John’s International.

(3) Tax effect was calculated using the company's marginal rate of 22.4%.

The non-GAAP adjusted results shown above should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding these Special items is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and analyze trends.

Consolidated revenues decreased $67.7 million, or 15.7%, for the third quarter of 2018 and decreased $116.4 million, or 8.8%, for the nine months ended September 30, 2018. These decreases were primarily due to the following:

  lower comparable sales for North America restaurants that resulted in lower company-owned restaurant revenues, lower royalties and decreased North America commissary sales, the refranchising of 62 company-owned restaurants in North America which reduced total revenues on a quarter and year-to-date basis approximately $15.0 million and $27.2 million, respectively, compared to the prior year comparable periods, the short-term royalty reductions that are part of our franchise assistance program of approximately $9.9 million, which are included in the previously mentioned special charges, and decreases in International revenues due to the refranchising of the company-owned restaurants and quality control center in China of approximately $4.1 million, partially offset by higher International royalties due to an increase in equivalent units;
  these decreases were offset by increases in revenues of approximately $1.5 million and $5.7 million, respectively, primarily due to the required reporting of franchise marketing fund contributions as revenues (previously netted with expenses) under the newly adopted revenue recognition standard, Revenue from Contracts with Customers (“Topic 606”); see the “Revenue Recognition and Income Statement Presentation” section below for more details.

The consolidated loss before income taxes was $20.0 million for the third quarter of 2018 in comparison to consolidated income before income taxes of $30.9 million in the third quarter of 2017, representing a decrease in income of $50.9 million. The consolidated loss before income taxes, as a percentage of consolidated revenues, was 5.5% for the third quarter of 2018. The decline in income was primarily attributable to the previously mentioned $24.8 million of Special charges and the impact of lower North America and International revenues. Additionally, the decrease is attributable to higher restaurant operating costs and higher interest expense. Significant changes in the operating results by business unit are detailed as follows:

  Domestic Company-owned restaurants operating margin decreased $12.0 million, or 3.3% as a percentage of related revenues, primarily due to lower comparable sales of 13.2% and higher non-owned automobile costs. Additionally, the adoption of Topic 606 reduced the restaurant operating margin due to the revised method of accounting for the customer loyalty program.
  North America franchise royalties and fees decreased $12.8 million, or 49.9%, as compared to the third quarter of 2017, primarily due to the short-term royalty reductions granted to the entire North America system as part of the franchise assistance program, which is included in the Special charges. Royalties were further reduced due to the negative 8.6% comparable sales and an increase in other franchise royalty waivers not associated with the Special charges.
  North America commissary operating margin remained relatively flat but increased 0.5% as a percentage of related revenues primarily due to lower operating costs.
  International operating margin decreased $400,000 primarily due to lower income from the United Kingdom quality control center on lower sales margins, partially offset by higher royalties from increased equivalent units. As a percentage of international revenues, the operating margin increased 3.1% primarily due to the divestiture of our China operations in the second quarter of 2018.
  Other operating margin decreased $2.1 million primarily due to higher costs related to various technology initiatives and increased advertising spend in the United Kingdom. The “Revenue Recognition and Income Statement Presentation” section below provides more information on our “Other revenues” and “Other expenses” income statement line items.
  General and administrative (“G&A”) costs increased $19.7 million, or 55.1%, primarily due to costs associated with the special charges of approximately $14.9 million as previously detailed. The remainder of the increase is due to higher technology initiative costs and increases in professional and legal fees for matters not associated with the special charges. The increase for the quarter also includes the cost for our annual operators’ conference due to the shift in the timing from the second quarter in 2017 to the third quarter in 2018.
  Net interest expense increased $3.4 million for the third quarter due to an increase in average outstanding debt, including the impact of share repurchases, as well as higher interest rates.
  For the nine months ended September 30, 2018 consolidated income before income taxes was $22.1 million, a decrease of $86.2 million compared to the nine months ended September 24, 2017. Income before income taxes, as a percentage of consolidated revenues, was 1.8% for the nine months ended September 30, 2018 compared to 8.2% for the nine months ended September 24, 2017. These decreases were primarily due to the same reasons noted above for the three-month period. Additionally, for the nine months ended September 30, 2018, the North America commissary operating margin decreased $1.9 million compared to the corresponding period in 2017 primarily due to lower sales volumes and the company’s commitment to maintain a lower overall profit margin as additional support to franchisees.

Operating margin is not a measurement defined by GAAP and should not be considered in isolation, or as an alternative to evaluation of the company’s financial performance. In addition to an evaluation of GAAP consolidated (loss) income before income taxes, we believe the presentation of operating margin is beneficial as it represents an additional measure used by the company to further evaluate operating efficiency and performance of the various business units. Additionally, operating margin discussion may be helpful for comparison within the industry. The operating margin results detailed herein can be calculated by business unit based on the specific revenue and operating expense line items on the face of the Condensed Consolidated Statements of Operations. Consolidated (loss) income before income taxes reported includes G&A expenses, depreciation and amortization, refranchising losses and net interest expense that have been excluded from this operating margin calculation.

The effective income tax (benefit) and expense for the three and nine-month comparable periods are as follows:

	Three Months Ended		Nine Months Ended
	Sept 30, 2018	Sept 24, 2017	Sept 30, 2018	Sept 24, 2017

Income/(loss) before income taxes	$(19,953)	$30,949	$22,114	$108,278
Income tax (benefit)/expense	(7,359)	8,280	4,663	30,728
Effective tax (benefit)/expense rate	(36.9% )	26.8%	21.1%	28.4%

The decrease for the both the three and nine months ended September 30, 2018 is primarily due to the decrease in income as well as the decrease in the federal statutory rate from 35% to 21% in the first quarter of 2018. The third quarter also includes an additional benefit of $2.4 million related to the remeasurement of net deferred tax liabilities as a part of the Company’s 2017 filed federal income tax return. The decrease for the nine-month period is partially offset by the $2.4 million of income tax expense from the China refranchising, as previously discussed.

Diluted loss per share was $0.41 for the three months ended September 30, 2018 as compared to diluted earnings per share of $0.60 for the third quarter of 2017. For the nine months ended September 30, 2018, diluted earnings per share was $0.47 in comparison to $2.02 for the nine months ended September 24, 2017. Adjusted diluted earnings per share of $0.20 and $1.18 for the three and nine months ended September 30, 2018 decreased 66.7% and 41.6%, respectively, in comparison to the prior year.

Global Restaurant and Comparable Sales Information

		Three Months Ended		Nine Months Ended
		Sept 30, 2018	Sept 24, 2017	Sept 30, 2018	Sept 24, 2017

	Global restaurant sales (decline) / growth (a)	(6.6%)	4.4%	(3.3%)	4.5%

	Global restaurant sales (decline) / growth, excluding the impact of foreign currency (a)	(5.9%)	5.0%	(3.2%)	5.2%

	Comparable sales (decline) / growth (b)
	Domestic company-owned restaurants	(13.2%)	1.7%	(8.7%)	2.3%
	North America franchised restaurants	(8.6%)	0.7%	(6.4%)	1.2%
	System-wide North America restaurants	(9.8%)	1.0%	(7.0%)	1.5%

	System-wide international restaurants	(3.3%)	5.3%	(1.3%)	5.0%

(a)	Includes both company-owned and franchised restaurant sales.

(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in company revenues.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, was as follows for the first nine months of 2018 and 2017 (in thousands):

		Nine Months Ended
		Sept 30,	Sept 24,
		2018	2017

	Net cash provided by operating activities (a)	$98,812	$114,917
	Purchases of property and equipment (b)	(30,593)	(43,195)
	Free cash flow	$68,219	$71,722

(a)	The decrease of $16.1 million was primarily due to lower net income, partially offset by favorable changes in working capital items.

(b)

The decrease of $12.6 million was primarily due to higher capital expenditures in 2017 related to the construction of the company’s new domestic commissary in Georgia, which opened in the third quarter of 2017.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important liquidity measure because it is one factor that management uses in determining the amount of cash available for investment. However, it does not represent residual cash flows available for discretionary expenditures. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s liquidity than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results for the three and nine months ended September 30, 2018 and cash flow for the nine months ended September 30, 2018.

Amended Credit Agreement

As previously disclosed, the Company amended its Credit Agreement on October 9, 2018. The updated Credit Agreement reduces the maximum amount available under our revolving credit facility by $200 million, adjusts the interest rate and fees payable under the Credit Agreement and modifies certain financial covenants including redefining the earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) to exclude the Special charges. The Company was in compliance with all financial covenants as of September 30, 2018. Additional information concerning the amended Credit Agreement is included in our previous disclosure filed with the SEC and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

Global Restaurant Unit Data

At September 30, 2018, there were 5,247 Papa John’s restaurants operating in all 50 states and in 46 international countries and territories, as follows:

	Domestic Company -owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - July 1, 2018	678	2,729	3,407	1,840	5,247
Opened	1	16	17	79	96
Closed	(1)	(67)	(68)	(28)	(96)
Acquired	-	31	31	-	31
Sold	(31)	-	(31)	-	(31)
Ending - September 30, 2018	647	2,709	3,356	1,891	5,247

Year-to-date
Beginning - December 31, 2017	708	2,733	3,441	1,758	5,199
Opened	6	60	66	193	259
Closed	(5)	(146)	(151)	(60)	(211)
Acquired	-	62	62	34	96
Sold	(62)	-	(62)	(34)	(96)
Ending - September 30, 2018	647	2,709	3,356	1,891	5,247

Unit growth (decline)	(61)	(24)	(85)	133	48

% increase (decrease)	(8.6%)	(0.9%)	(2.5%)	7.6%	0.9%

The company has added 146 net worldwide units over the trailing four quarters ended September 30, 2018. Our development pipeline as of September 30, 2018 included approximately 1,160 restaurants (140 units in North America and 1,020 units internationally), the majority of which are scheduled to open over the next six years.

Non-traditional restaurant closings in our North America operations, included in the table above, were 37 for the third quarter of 2018 and 54 on a year-to-date basis. These non-traditional restaurant closings include restaurants located within stadium and university venues.

Share Repurchase Activity

The following table reflects our share repurchases for the three and nine months ended September 30, 2018 (in thousands):

Period	Number of Shares	Cost

Three months ended September 30, 2018	207	$9,609
Nine months ended September 30, 2018	2,698	158,000

There were 31.6 million and 32.5 million diluted weighted average shares outstanding for the three and nine months ended September 30, 2018, respectively, representing decreases of 13.2% and 12.3% over the prior year comparable periods. Approximately 31.4 million actual shares of the company’s common stock were outstanding as of September 30, 2018.

As previously disclosed, on March 1, 2018 we announced a $100 million accelerated share repurchase agreement (“ASR Agreement”) with Bank of America, N.A. The ASR Agreement was completed May 14, 2018, delivering approximately 1.7 million shares.

The company has not purchased shares since August 9, 2018 and does not expect to repurchase any additional shares in 2018. In connection with the execution of our amended Credit Agreement, the company cannot repurchase any additional shares when our Leverage Ratio, as defined, is higher than 3.75 to 1.0.

Cash Dividend

We paid a cash dividend of approximately $7.1 million ($0.225 per common share) during the third quarter of 2018. Subsequent to the third quarter, on November 1, 2018, our Board of Directors declared a fourth quarter dividend of $0.225 per common share (approximately $7.1 million based on current shareholders of record). The dividend will be paid on November 23, 2018 to shareholders of record as of the close of business on November 12, 2018. The declaration and payment of any future dividends will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. In addition, the amended Credit Agreement limits any increase in dividends per share when the Leverage Ratio (as defined in the Credit Agreement) is higher than 3.75 to 1.0.

Revenue Recognition and Income Statement Presentation

On January 1, 2018, we adopted the new revenue recognition standard using the modified retrospective method. Under the modified retrospective method, prior period results were not restated to reflect the impact of Topic 606, resulting in reduced comparability between 2018 and 2017 operating results. The impact of adoption includes the following:

	(in thousands, except for per share amounts)
		Three Months Ended	Nine Months Ended
		Sept 30, 2018	Sept 30, 2018

	Total revenue impact (a)	$1,486	$5,736
	Pre-tax income impact (b)	(1,239)	(3,099)
	Diluted (loss) / earnings per share impact	(0.03)	(0.07)

(a)

The increase in total revenues of $1.5 million and $5.7 million for the three and nine months ended September 30, 2018, respectively, is primarily due to the requirement to present revenues and expenses related to marketing funds we control on a “gross” basis. This increase was partially offset by lower company-owned restaurant revenues attributable to the revised method of accounting for the loyalty program. The marketing fund gross up is reported in the new financial statement line items, Other revenues and Other expenses, as discussed further below.

(b)

The $1.2 million and $3.1 million decreases in pre-tax income for the three and nine months ended September 30, 2018, respectively, are primarily due to the revised method of accounting for the loyalty program, marketing fund co-ops we control and franchise fees.

Additional detail on the adoption and the 2018 impact of the new revenue recognition standard can be found in our Form 10-Q for the quarterly period ended September 30, 2018 filed with the SEC.

While not required as part of the adoption of Topic 606, our income statement includes newly created Other revenues and Other expenses line items. Other revenues and Other expenses include the Topic 606 “gross up” of revenues and expenses derived from certain domestic and international marketing fund co-ops we control, as previously discussed. Additionally, Other revenues and Other expenses include various reclassifications from North America commissary and other, International expenses and G&A expenses to better reflect and aggregate various domestic and international services provided by the company for the benefit of franchisees. Related 2017 amounts have also been reclassified to conform to the new 2018 presentation, as detailed in the “Summary of Income Statement Presentation Reclassifications” included with this press release. These reclassifications had no impact on reported total revenues or total costs and expenses. Refer to the ‘Investor Relations’ section on our company website for details of income statement presentation reclassifications for each quarter of 2017.

Update of Previously Issued Financial Guidance

The negative publicity surrounding the company’s brand that began in July 2018 has continued to impact the North America system-wide sales and the company cannot predict how long and the extent to which negative publicity will continue. As previously noted, the company incurred $24.8 million of Special charges during the third quarter. The company expects to continue to incur significant Special charges for the remainder of 2018, which could continue into 2019, as a result of the above-mentioned events. The Special charges are now expected to approximate $50 million to $60 million for the full-year 2018, including a recently announced contribution to the national marketing fund in the fourth quarter. The Special charges for the fourth quarter are expected to approximate $25 million to $35 million, including the following:

  financial assistance to domestic franchisees, such as short-term royalty reductions, contributions to the national marketing fund in the fourth quarter to increase marketing and promotional activities, costs associated with the continuation of the third-party audit of the culture at Papa John’s commissioned by the Special Committee as well as costs associated with implementing new policies and procedures to address any findings of the audit, and additional legal and advisory costs, including costs associated with the implementation of plans and activities of the Special Committee.

We are narrowing our previously issued financial outlook for certain metrics and reaffirming our other outlook metrics, as follows:

	Updated Outlook	Previous Outlook

North America Comparable Sales	(6.5%) to (8.5%)	(7.0%) to (10.0%)
International Comparable Sales	(2%) to 1%	(2%) to 1%
Adjusted Diluted EPS (1)	$1.30 - $1.60	$1.30 - $1.80
Net global unit growth	0.0% - 3.0%	0.0% - 3.0%
Debt / Adjusted EBITDA ratio	Above 4.0x	Above 4.0x
Income tax rate (2)	20% - 24%	20% - 24%
Capital Expenditures	$45 - $50 million	$45 - $50 million
Block Cheese Prices per lb.	High $1.50s	Low $1.60s

(1) This adjusted diluted EPS guidance excludes the impact of the restaurant divestitures and the Special charges mentioned above, which have an estimated EPS impact of $1.32 to $1.56 for 2018. We believe excluding these items from adjusted EPS is meaningful to our financial statement users as it presents our core results excluding unusual, non-recurring items.

(2) The tax rate excludes any tax impact from the divestiture of our China company-owned operations and the Special charges mentioned above.

Conference Call and Website Information

A conference call is scheduled for November 6, 2018 at 5:00 p.m. Eastern Time to review the company’s third quarter 2018 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 9198317.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, ability of the company to mitigate negative consumer sentiment through advertising, marketing and promotional activity, corporate governance, future costs related to the company’s response to the negative consumer sentiment, management reorganizations, compliance with debt covenants, shareholder and other stakeholder engagement, strategic decisions and actions, the ongoing cultural audit and investigation, share repurchases, dividends, effective tax rates, the impact of the Tax Cuts and Job Act and the adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  negative publicity and consumer sentiment as a result of statements and actions by the company’s founder and former spokesperson, which may continue to cause sales to decline and/or change consumers’ acceptance of and enthusiasm for our brand;
  the results of the previously announced external audit and investigation the Special Committee is overseeing regarding the company’s existing processes, policies and systems related to diversity and inclusion, supplier and vendor engagement and the company’s culture;
  costs the company expects to continue to incur as a result of the recent negative publicity and negative consumer sentiment, including costs related to the audit and investigation, costs associated with the operations of the Special Committee, any costs associated with related litigation, legal fees, and increased costs for branding initiatives and launching a new advertising and marketing campaign and promotions to mitigate negative consumer sentiment and negative sales trends;
  costs the company expects to continue to incur relating to franchisee financial assistance to mitigate store closings;
  the ability of the company to mitigate the negative consumer sentiment through advertising, marketing and promotional activities;
  the company’s ability to regain lost customers;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our initiatives to improve our brand proposition and operating results, including marketing, advertising and public relations initiatives, technology investments and changes in unit-level operations;
  the risk that any new advertising or marketing campaign may not be effective in increasing sales;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  maintaining compliance with amended debt covenants under our credit agreement if restaurant sales and operating results continue to decline;
  the Company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results continue to decline;
  failure to effectively execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards;
  changes in Federal or state income, general and other tax laws, rules and regulations, including changes from the Tax Cuts and Jobs Act and any related Treasury regulations, rules or interpretations if and when issued; and
  changes in generally accepted accounting principles including new standards for revenue recognition and leasing.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2018. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30, 2018	September 24, 2017	September 30, 2018	September 24, 2017
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic Company-owned restaurant sales	$158,285	$196,267	$529,906	$605,919
North America franchise royalties and fees	12,806	25,567	61,524	79,762
North America commissary	146,240	164,028	461,408	495,427
International	25,653	28,771	84,836	81,638
Other revenues	21,023	17,076	61,661	53,007
Total revenues	364,007	431,709	1,199,335	1,315,753

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	135,836	161,867	440,936	489,719
North America commissary	137,928	155,572	432,909	465,001
International expenses	15,184	17,910	52,462	50,973
Other expenses	22,002	15,906	63,658	50,935
General and administrative expenses	55,462	35,758	133,903	112,420
Depreciation and amortization	11,585	11,181	34,855	32,292
Total costs and expenses	377,997	398,194	1,158,723	1,201,340
Refranchising loss, net	-	-	(1,918)	-
Operating (loss) income	(13,990)	33,515	38,694	114,413
Net interest expense	(5,963)	(2,566)	(16,580)	(6,135)
(Loss) Income before income taxes	(19,953)	30,949	22,114	108,278
Income tax (benefit) expense	(7,359)	8,280	4,663	30,728
Net (loss) income before attribution to noncontrolling interests	(12,594)	22,669	17,451	77,550
Income attributable to noncontrolling interests	(439)	(852)	(1,956)	(3,767)
Net (loss) income attributable to the company	$(13,033)	$21,817	$15,495	$73,783

Calculation of (loss) income for (loss) earnings per share:
Net (loss) income attributable to the Company	$(13,033)	$21,817	$15,495	$73,783
Change in noncontrolling interest redemption value	-	237	-	1,419
Net income attributable to participating securities	-	(89)	(147)	(305)
Net (loss) income attributable to common shareholders	$(13,033)	$21,965	$15,348	$74,897

Basic (loss) earnings per common share	$(0.41)	$0.61	$0.48	$2.05
Diluted (loss) earnings per common share	$(0.41)	$0.60	$0.47	$2.02

Basic weighted average common shares outstanding	31,573	36,146	32,265	36,563
Diluted weighted average common shares outstanding	31,573	36,581	32,489	37,047

Dividends declared per common share	$0.225	$0.225	$0.675	$0.625

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$24,880	$22,345
Accounts receivable, net	53,157	64,644
Notes receivable, net	6,466	4,333
Income tax receivable	11,051	3,903
Inventories	29,311	30,620
Prepaid expenses and other current assets	27,506	38,016
Assets held for sale	-	6,133
Total current assets	152,371	169,994

Property and equipment, net	224,510	234,331
Notes receivable, less current portion, net	16,097	15,568
Goodwill	84,830	86,892
Deferred income taxes, net	700	585
Other assets	72,654	48,183
Total assets	$551,162	$555,553

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$32,355	$32,006
Income and other taxes payable	8,964	10,561
Accrued expenses and other current liabilities	100,081	70,293
Deferred revenue current	2,389	-
Current portion of long-term debt	20,000	20,000
Total current liabilities	163,789	132,860

Deferred revenue	14,946	2,652
Long-term debt, less current portion, net	555,755	446,565
Deferred income taxes, net	7,812	12,546
Other long-term liabilities	77,604	60,146
Total liabilities	819,906	654,769

Redeemable noncontrolling interests	5,979	6,738

Total stockholders' (deficit)	(274,723)	(105,954)
Total liabilities, redeemable noncontrolling interests and stockholders' (deficit)	$551,162	$555,553

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 30, 2018	September 24, 2017
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$17,451	$77,550
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	4,047	(353)
Depreciation and amortization	34,855	32,292
Deferred income taxes	(227)	1,283
Stock-based compensation expense	7,073	8,094
Loss on refranchising	1,918	-
Other	6,952	3,004
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7,410	(5,131)
Income tax receivable	(7,373)	1,795
Inventories	986	(3,234)
Prepaid expenses and other current assets	12,679	7,965
Other assets and liabilities	(4,899)	(4,092)
Accounts payable	769	(2,480)
Income and other taxes payable	(1,597)	1,779
Accrued expenses and other current liabilities	18,772	(3,229)
Deferred revenue	(4)	(326)
Net cash provided by operating activities	98,812	114,917

Investing activities
Purchases of property and equipment	(30,593)	(43,195)
Loans issued	(3,511)	(2,376)
Repayments of loans issued	3,872	3,151
Acquisitions, net of cash acquired	-	(21)
Proceeds from divestitures of restaurants	7,707	-
Other	160	25
Net cash used in investing activities	(22,365)	(42,416)

Financing activities
Proceeds from issuance of term loan	-	400,000
Repayments of term loan	(15,000)	-
Net proceeds (repayments) of revolving credit facility	123,600	(300,575)
Debt issuance costs	-	(3,181)
Cash dividends paid	(21,861)	(22,886)
Tax payments for equity award issuances	(1,474)	(2,411)
Proceeds from exercise of stock options	2,592	5,974
Acquisition of Company common stock	(158,049)	(121,705)
Distributions to noncontrolling interest holders	(3,928)	(4,606)
Other	276	580
Net cash used in financing activities	(73,844)	(48,810)

Effect of exchange rate changes on cash and cash equivalents	(68)	289
Change in cash and cash equivalents	2,535	23,980
Cash and cash equivalents at beginning of period	22,345	15,563

Cash and cash equivalents at end of period	$24,880	$39,543

CONTACT:
Papa John’s International, Inc.
Joe Smith, 502-261-7272
Senior Vice President, Chief Financial Officer